Media Contact
Drew Prairie
512-602-4425
drew.prairie@amd.com

Investor Contact
Ruth Cotter
408-749-3887
ruth.cotter@amd.com

Board Member John Caldwell Appointed as Chairman
of AMD Board of Directors

SUNNYVALE, Calif. - May 12, 2016 - AMD (NASDAQ: AMD) today announced that its Board of Directors has appointed Board member John Caldwell as Chairman. Caldwell succeeds Bruce Claflin as Chairman of the Board. Claflin has been Chairman of the Board since March 2009 and will continue to serve as an AMD Board member.
“I am honored to be named chairman of AMD’s Board,” said John Caldwell. “It is an exciting time to be part of AMD as we execute on our transformative strategy - bringing innovative products to market and delivering increased value to our shareholders. On behalf of our Board of Directors, I would like to recognize Bruce Claflin for his leadership and for his continuing contribution to our company.”
Caldwell joined AMD’s Board in 2006 and has held a variety of Committee positions including most recently Compensation and Leadership Resources Committee Chair and Nominating and Corporate Governance Committee membership. Caldwell brings extensive board and executive level experience. In his career, he has served as a CEO of three technology companies and been on the board of seven public technology companies.

About AMD
For more than 45 years AMD has driven innovation in high-performance computing, graphics, and visualization technologies ― the building blocks for gaming, immersive platforms, and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.